EXHIBIT 99.2

Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

Dresser To Sell Instruments Business

DALLAS, TEXAS (Sept. 6, 2005)—Dresser, Inc. announced today that it has agreed to sell the assets of its worldwide Dresser Instruments business to Ashcroft Holdings, Inc., an affiliate of KPS Special Situations Fund II, L.P., in a cash transaction.

The sale is expected to close in the fourth quarter of 2005. The company said this transaction, combined with the previously announced sale of its On/Off Valve division, will enable it to pay down approximately $250 million of debt.

Dresser said it was selling the division, which represents less than six percent of its annual revenue, because it was not part of its core business of supplying highly engineered equipment and services to the energy industry.

Dresser’s Instruments division manufactures a variety of pressure gauges, transducers, transmitters, pressure and temperature switches and other devices used in a wide variety of applications and industries. Its products include the Ashcroft®, Ebro®, Heise®, Weksler® and Willy™ brands. Dresser’s Instruments business employs approximately 1,060 worldwide, including 450 in Stratford, Conn., where it has its worldwide headquarters and a manufacturing facility. It also has operations in Brazil, Germany, Canada, Mexico and Singapore and joint ventures in Saudi Arabia and Venezuela.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with more than 8,500 employees and a sales presence in more than 100 countries worldwide. The company’s website is www.dresser.com.

About KPS Special Situations Funds

KPS Special Situations Funds are a family of private equity funds with over $600 million of committed capital focused on constructive investing in restructurings, turnarounds, and other special situations including divestitures and spin-offs. KPS targets companies with

[more]

Dresser To Sell Instruments Business

strong franchises and invests its capital concurrently with a business plan predicated on cost reduction, capital investment, and capital availability. The KPS investment strategy and portfolio companies are described in detail at the firm’s website: www.kpsfund.com

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company’s expectations regarding the sale of its Instruments business. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

###

COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com

COMPANY CONTACT:

Don King

Investor Relations

(972) 361-9933

Don.King@dresser.com